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As filed with the Securities and Exchange Commission on January 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Community Health Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8062 (Primary Standard Industrial Classification Code Number)	13-3893191 (I.R.S. Employer Identification Number)

155 Franklin Road, Suite 400 Brentwood, Tennessee 37027 (615) 373-9600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Rachel A. Seifert
Senior Vice President, Secretary and General Counsel
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
(615) 373-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jeffrey Bagner Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000

        Approximate date of commencement of proposed sale to public:    From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value	23,000,000 shares	$30.51	$701,730,000	$56,769.96

(1)
Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the reported last high and low sales prices of the registrant's common stock on the New York Stock Exchange on January 20, 2004.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated January 22, 2004

23,000,000 Shares

Common Stock

        Forstmann Little & Co. Equity Partnership-V, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., identified in this prospectus together as the selling stockholders, may offer from time to time all or any portion the shares covered by this prospectus. In addition, prior to effectiveness of the registration statement of which this prospectus is a part, the number of shares offered by the prospectus may be increased by shares offered by some members of our management and other stockholders pursuant to their existing registration rights.

        The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how they may sell their shares in the section titled "Plan of Distribution" on page 19.

        We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

        The common stock is listed on the New York Stock Exchange under the symbol "CYH." The last reported sales price for the common stock on January 21, 2004 was $30.23 per share.

        See "Risk Factors" beginning on page 7 to read about factors you should consider before buying the shares of common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                        , 2004.

i

ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Community Health Systems, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the exhibits at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet website.

        The SEC allows us to incorporate by reference the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents. All information incorporated by reference is a part of this document, unless and until that information is updated or superceded by the information contained in this document or any information subsequently incorporated by reference. This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

  1.
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended by the Annual Report on Form 10-K/A filed on April 11, 2003;

  2.
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  3.
  Current Reports on Form 8-K filed January 23, 2003 and February 26, 2003;

  4.
  Information under the captions "Election of Class III Directors," "Executive Compensation," "Security Ownership of Certain Beneficial Owners and Management," "Equity Compensation Plan Information (excluding "Report of the Compensation Committee on Fiscal 2002 Executive Compensation"), and "Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members" of our Definitive Proxy Statement on Schedule 14A, filed on April 11, 2003; and

  5.
  The description of our common stock contained in our Registration Statement on Form 8-A, filed on June 5, 2000.

        We are also incorporating by reference all other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the common stock covered by this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 9 or 12 of Form 8-K.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Investor Relations
Community Health Systems, Inc.
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027-4600
(615) 373-9600

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in or incorporated by reference into this prospectus or in our affairs since the date of this prospectus.

        We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated            , 2004. You should not assume that the information contained in this prospectus is accurate as of any date other than such date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the matters discussed in this prospectus include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "thinks," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following:

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  general economic and business conditions, both nationally and in the regions in which we operate;

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  demographic changes;

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  existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

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  legislative proposals for healthcare reform;

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  the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which includes specific reimbursement changes for non-urban hospitals;

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  our ability, where appropriate, to enter into managed care provider arrangements and the terms of these arrangements;

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  changes in inpatient or outpatient Medicare and Medicaid payment levels;

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  uncertainty with the Health Insurance Portability and Accountability Act of 1996 regulations;

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  increase in wages as a result of inflation and rising supply cost due to market pressure from pharmaceutical companies and new product releases;

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  liability and other claims asserted against us, including self-insured malpractice claims;

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  competition;

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  our ability to attract and retain qualified personnel, including physicians, nurses and other healthcare workers;

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  trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

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  changes in medical or other technology;

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  changes in generally accepted accounting principles;

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  the availability and terms of capital to fund additional acquisitions or replacement facilities;

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  our ability to successfully acquire and integrate additional hospitals; and

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  the other factors described in the "Risk Factors" section of this prospectus.

        Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

PROSPECTUS SUMMARY

        This summary highlights selected information we have included or incorporated by reference in this prospectus. However, this summary does not contain all the information that may be important to you. More detailed information about this offering, our business and our financial and operating data is contained elsewhere or incorporated by reference in this prospectus. We encourage you to read this prospectus in its entirety before making an investment decision.

        Unless we indicate otherwise, references in this prospectus to "Community Health Systems," "we," "us" and "our" are to Community Health Systems, Inc. and its consolidated subsidiaries.

COMMUNITY HEALTH SYSTEMS

Overview of Our Company

        We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities. As of December 31, 2003, we owned, leased or operated 72 hospitals, geographically diversified across 22 states, with an aggregate of 7,810 licensed beds. In over 85% of our markets, we are the sole provider of general hospital healthcare services. In all but one of our other markets, we are one of two providers of these services. For the fiscal year ended December 31, 2002, we generated $2.20 billion in revenues and $100.0 million in net income. For the nine months ended September 30, 2003, we generated $2.04 billion in revenues and $95.8 million in net income.

        Affiliates of Forstmann Little & Co. formed us in 1996 to acquire our predecessor company. Wayne T. Smith, who has over 30 years of experience in the healthcare industry, joined our company in January 1997 as President. We named him Chief Executive Officer in April 1997 and Chairman of our Board of Directors in February 2001. Under this ownership and leadership, we have:

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  strengthened the senior management team in all key business areas;

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  standardized and centralized our operations across key business areas;

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  implemented a disciplined acquisition program;

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  expanded and improved the services and facilities at our hospitals;

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  implemented quality of care improvement programs at our hospitals;

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  recruited additional physicians to the markets in which our hospitals are located; and

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  instituted a company-wide regulatory compliance program.

        As a result of these initiatives, we achieved revenue growth of 29.9% in 2002, 26.6% in 2001 and 23.8% in 2000.

        We target growing, non-urban healthcare markets because of their favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities and generally a lower level of managed care presence in these markets. We believe that smaller populations support less direct competition for hospital-based services. Also, we believe that non-urban communities generally view the local hospital as an integral part of the community.

Our Business Strategy

        The key elements of our business strategy are to:

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  Increase Revenue at Our Facilities. We seek to increase revenue at our facilities by providing a broader range of services in a more attractive care setting, as well as by supporting and recruiting physicians. We identify the healthcare needs of the community by analyzing demographic data and patient referral trends. We also work with local hospital boards, management teams, and medical staffs to determine the number and type of additional physicians needed. Our initiatives to increase revenue include:

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    recruiting additional primary care physicians and specialists;

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    expanding the breadth of services offered at our hospitals through targeted capital expenditures to support the addition of more complex services, including orthopedics, cardiology, OB/GYN and urology; and

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    providing the capital to invest in technology and the physical plant at the facilities, particularly in our emergency rooms, surgery departments and diagnostic services.

    By taking these actions, we believe that we can increase our share of the healthcare dollars spent by local residents and limit inpatient and outpatient migration to larger urban facilities. Total revenue for hospitals operated by us for a full year increased by 9.7% from 2001 to 2002. Total inpatient admissions for those same hospitals increased by 4.4% over the same period.

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  Grow Through Selective Acquisitions. Each year we intend to acquire, on a selective basis, two to four hospitals. We generally pursue acquisition candidates that:

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  have a general service area population between 20,000 and 150,000 with a stable or growing population base;

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  are the sole or primary provider of acute care services in the community;

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  are located more than 25 miles from a competing hospital;

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  are not located in an area that is dependent upon a single employer or industry; and

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  have financial performance that we believe will benefit from our management's operating skills.

    In each year since 1997, we have met or exceeded our acquisition goals. We estimate that there are currently approximately 365 hospitals that meet our acquisition criteria. These hospitals are primarily not-for-profit or municipally owned.

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  Improve Profitability. To improve efficiencies and increase operating margins, we implement cost containment programs and adhere to operating philosophies which include:

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  standardizing and centralizing our operations;

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  optimizing resource allocation by utilizing our company-devised case and resource management program, which assists in improving clinical care and containing expenses;

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  capitalizing on purchasing efficiencies through the use of company-wide standardized purchasing contracts and terminating or renegotiating specified vendor contracts;

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  installing a standardized management information system, resulting in more efficient billing and collection procedures; and

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  managing staffing levels according to patient volumes and the appropriate level of care.

    In addition, each of our hospital management teams is supported by our centralized operational, reimbursement, regulatory, and compliance expertise, as well as by our senior management team, which has an average of over 20 years of experience in the healthcare industry.

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  Improve Quality. We implement new programs to improve the quality of care provided. These include training programs, sharing of best practices, assistance in complying with regulatory requirements, standardized accreditation documentation, and patient, physician, and staff satisfaction surveys.

Recent Developments

        On December 8, 2003, President George W. Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Benefits of this new legislation for non-urban and small urban hospitals include:

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  increases in Medicare disproportionate reimbursements for non-urban hospitals;

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  reductions in the labor related percentage of the Medicare inpatient diagnosis related group, or DRG, payment rate;

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  increases in reimbursement rates for all hospitals that participate in the quality disclosure program of the Centers for Medicare and Medicaid Services, or CMS;

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  permanent equalization of the Medicare inpatient DRG payment rate; and

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  increases in reimbursement for only non-urban home health agencies.

We expect to benefit from the passage of this legislation in 2004 and 2005. However, changes in law or government regulations subsequent to the enactment of this legislation could modify or eliminate any benefits to our company.

        We were incorporated in Delaware in 1996. Our principal subsidiary was incorporated in Delaware in 1985. Our principal executive offices are located at 155 Franklin Road, Suite 400, Brentwood, Tennessee 37027. Our telephone number at that address is (615) 373-9600. Our World Wide Web site address is www.chs.net. The information in the website is not intended to be incorporated into this prospectus by reference and should not be considered a part of this prospectus.

RISK FACTORS

        You should carefully consider the risks described below before investing in our common stock. The risks described in this section are the ones we consider to be material to your decision whether to invest in our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

If federal or state healthcare programs or managed care companies reduce the payments we receive as reimbursement for services we provide, our revenues may decline.

        A large portion of our revenues come from the Medicare and Medicaid programs. In recent years, federal and state governments made significant changes in the Medicare and Medicaid programs, including the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Some of these changes have decreased the amount of money we receive for our services relating to these programs.

        In recent years, Congress and some state legislatures have introduced an increasing number of other proposals to make major changes in the healthcare system. Future federal and state legislation may further reduce the payments we receive for our services.

        In addition, insurance and managed care companies and other third parties from whom we receive payment for our services increasingly are attempting to control healthcare costs by requiring that hospitals discount payments for their services in exchange for exclusive or preferred participation in their benefit plans. We believe that this trend may continue and may reduce the payments we receive for our services.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

        The healthcare industry is required to comply with many laws and regulations at the federal, state, and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, environmental protection and privacy. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid, and other federal and state healthcare programs.

        In addition, there are heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry, including the hospital segment. The ongoing investigations relate to various referral, cost reporting, and billing practices, laboratory and home healthcare services, and physician ownership and joint ventures involving hospitals.

        In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs, and operating expenses.

If competition decreases our ability to acquire additional hospitals on favorable terms, we may be unable to execute our acquisition strategy.

        An important part of our business strategy is to acquire two to four hospitals each year in non-urban markets. However, not-for-profit hospital systems and other for-profit hospital companies generally attempt to acquire the same type of hospitals as we do. Some of these other purchasers have greater financial resources than we do. Our principal competitors for acquisitions include Health Management Associates, Inc., Province Healthcare Company and Lifepoint Hospitals, Inc. On some occasions, we also compete with Universal Health Services, Inc. and Triad Hospitals Inc. In addition, some hospitals are sold through an auction process, which may result in higher purchase prices than we believe are reasonable. Therefore, we may not be able to acquire additional hospitals on terms favorable to us.

If we fail to improve the operations of acquired hospitals, we may be unable to achieve our growth strategy.

        Most of the hospitals we have acquired or will acquire had or may have significantly lower operating margins than we do and/or operating losses prior to the time we acquired them. We may be unable to improve their operating margins, operate them profitably, effectively integrate their operations, or otherwise achieve the intended benefit of our growth strategy.

If we acquire hospitals with unknown or contingent liabilities, we could become liable for material obligations.

        Hospitals that we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although we seek indemnification from prospective sellers covering these matters, we may nevertheless have material liabilities for past activities of acquired hospitals.

State efforts to regulate the sale of hospitals operated by not-for-profit entities could prevent us from acquiring additional hospitals and executing our business strategy.

        Many states, including some where we have hospitals and others where we may in the future acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller. While these review and, in some instances, approval processes can add additional time to the closing of a hospital acquisition, we have not had any significant difficulties or delays in completing acquisitions. However, future actions on the state level could seriously delay or even prevent our ability to acquire hospitals.

State efforts to regulate the construction, acquisition or expansion of hospitals could prevent us from acquiring additional hospitals, renovating our facilities or expanding the breadth of services we offer.

        Some states require prior approval for the construction or acquisition of healthcare facilities and for the expansion of healthcare facilities and services. In giving approval, these states consider the need for additional or expanded healthcare facilities or services. In some states in which we operate, we are required to obtain certificates of need, known as CONs, for capital expenditures exceeding a prescribed amount, changes in bed capacity or services, and some other matters. Other states may adopt similar legislation. We may not be able to obtain the required CONs or other prior approvals for additional or expanded facilities in the future. In addition, at the time we acquire a hospital, we may agree to replace or expand the facility we are acquiring. If we are not able to obtain required prior approvals, we would not be able to acquire additional hospitals and expand healthcare services.

Our significant indebtedness could limit our operational and capital flexibility.

        As of September 30, 2003, we had total long-term debt of $1,371 million or approximately 51% of our total capitalization.

        Our acquisition program requires substantial capital resources. In addition, the operations of our existing hospitals require ongoing capital expenditures. We may need to incur additional indebtedness to fund these acquisitions and expenditures. However, we may be unable to obtain sufficient financing on terms satisfactory to us.

        The degree to which we are leveraged could have other important consequences to holders of the common stock, including the following:

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  we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, which in turn reduces the funds available for our operations;

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  a portion of our borrowings are at variable rates of interest, which makes us vulnerable to increases in interest rates; and

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  some of our indebtedness contains numerous financial and other restrictive covenants, including restrictions on paying dividends, incurring additional indebtedness, and selling assets.

        Under our credit agreement and the indenture governing our 4.25% Convertible Subordinated Notes due 2008, a change of control of us may result in the debt under these agreements becoming due and payable. See "—If we experience a change of control, it would accelerate repayment obligations under our indebtedness."

If we are unable to effectively compete for patients, local residents could use other hospitals.

        The hospital industry is highly competitive. In addition to the competition we face for acquisitions and physicians, we must also compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. Our hospitals are located in non-urban service areas. Most of our hospitals face no direct competition because there are no other hospitals in their primary service areas. However, these hospitals face competition from hospitals outside of their primary service area, including hospitals in urban areas that provide more complex services. These facilities generally are located in excess of 25 miles from our facilities. Patients in our primary service areas may travel to these other hospitals for a variety of reasons. These reasons include physician referrals or the need for services we do not offer. Patients who seek services from these other hospitals may subsequently shift their preferences to those hospitals for the services we provide.

        Some of our hospitals operate in primary service areas where they compete with one other hospital. One of our hospitals competes with more than one other hospital in its primary service area. Some of these competing hospitals use equipment and services more specialized than those available at our hospitals. In addition, some competing hospitals are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals can make capital expenditures without paying sales, property and income taxes. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology, and diagnostic centers.

        We expect that these competitive trends will continue. Our inability to compete effectively with other hospitals and other healthcare providers could cause local residents to use other hospitals.

The failure to obtain our medical supplies at favorable prices could adversely impact our operating results.

        In 1997, we entered into an affiliation agreement with Broadlane, a group purchasing organization, or GPO. GPOs attempt to obtain favorable pricing on medical supplies with manufacturers and vendors who sometimes negotiate exclusive supply arrangements in exchange for the discounts they give. Recently, some vendors who are not GPO members have challenged these exclusive supply arrangements. In addition, the U.S. Senate has held hearings with respect to GPOs and these exclusive supply arrangements. To the extent these exclusive supply arrangements are challenged or deemed unenforceable, the favorable pricing obtained by Broadlane and other GPOs could be adversely impacted. If this were to occur, we would incur higher costs for our medical supplies obtained through Broadlane. These higher costs could negatively impact our operating results.

A shortage of qualified nurses could adversely affect our ability to grow and deliver hospital healthcare services in a cost-effective manner.

        Hospitals are currently experiencing a shortage of nursing professionals, a trend which we expect to continue for some time. If the supply of qualified nurses declines in the markets in which our hospitals operate, it may result in increased labor expenses and lower operating margins at those hospitals. In addition, in some markets like California, there are requirements to maintain specified nurse-staffing levels. To the extent we cannot meet those levels, the healthcare services that we provide in these markets may be reduced.

If we become subject to significant legal actions, we could be subject to substantial uninsured liabilities or increased insurance costs.

        In recent years, physicians, hospitals, and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability, or related legal theories. Many of these actions involve large claims and significant defense costs. To protect us from the cost of these claims, we generally maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or may not continue to be available at a reasonable cost for us to maintain adequate levels of insurance. Recently, the cost of malpractice and other liability insurance has risen significantly. If these costs continue to rise rapidly, our profitability could be adversely affected.

If the fair value of our reporting units declines, a material non-cash charge to earnings from impairment of our goodwill could result.

        The Forstmann Little partnerships acquired our predecessor company in 1996 principally for cash. We recorded a significant portion of the purchase price as goodwill. We have also recorded as goodwill a portion of the purchase price for many of our subsequent hospital acquisitions. At September 30, 2003, we had $1,154 million of goodwill recorded on our books. We expect to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, we evaluate, based on the fair value of our reporting units, whether the carrying value of our goodwill is impaired. If the carrying value of our goodwill is impaired, we may incur a material non-cash charge to earnings.

If our stock price fluctuates, you could lose a significant part of your investment.

        Our common stock is listed on the New York Stock Exchange. We do not know if an active trading market will continue to exist for our common stock or how the common stock will trade in the future. The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. You may not be able to resell your shares at or above the price in which you invested in our common stock due to fluctuations in the market price of our common stock or due to changes in our operating performance or prospects. In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance or prospects of particular companies.

The sale of substantial amounts of common stock by existing stockholders could adversely affect the price of our common stock.

        Sales of a substantial number of shares of common stock into the public market following any sales under this prospectus, or the perception that such sales could occur, could adversely affect our stock price. Assuming that all of the shares covered by this prospectus are sold, approximately 24,651,280 shares of our common stock will remain "restricted securities" as that term is defined in Rule 144. This amount includes 23,134,738 shares of common stock held by the Forstmann Little partnerships. Any restricted securities may be sold under Rule 144 of the Securities Act of 1933, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates. In addition, the Forstmann Little partnerships will have the right to cause us to file additional registration statements under the Securities Act of 1933 for their remaining shares. Further, if the Forstmann Little partnerships' interest in our company goes below, in the aggregate, 25% of our then outstanding common stock, the resale restrictions under our stockholders' agreements with some of our employees, directors and other stockholders will terminate. As restrictions on resale end or as these stockholders exercise their registration rights, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

So long as Forstmann Little and our management own a substantial interest in us, they will have significant influence in determining the outcome of all matters submitted to our stockholders for approval.

        The Forstmann Little partnerships and our management together beneficially own approximately 49% of our outstanding common stock, or 45% on a fully diluted basis. Assuming that all of the shares covered by this prospectus are sold, the Forstmann Little partnerships and our management together will beneficially own approximately 27% of our outstanding common stock, or 24% on a fully diluted basis. Accordingly, so long as the Forstmann Little partnerships and our management own a substantial interest in us, they will collectively have significant influence in:

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  electing our entire board of directors;

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  controlling our management and policies;

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  determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets;

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  preventing or causing a change of control; and

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  amending our certificate of incorporation and by-laws.

The interests of the Forstmann Little partnerships and our management may conflict with the interests of the other holders of our common stock.

        The Forstmann Little partnerships have a contractual right to cause us to nominate two directors until they no longer own any shares of our common stock.

If we experience a change of control, it would accelerate repayment obligations under our indebtedness.

        If we experience a change of control as defined in our credit agreement, our indebtedness under this credit agreement becomes due and payable at the option of the lenders under the credit agreement. In addition, if we experience a change of control under the indenture governing our convertible subordinated notes, a holder of convertible subordinated notes will have the right, subject to some conditions and restrictions, to require us to repurchase, with cash or common stock, some or all of the convertible subordinated notes at a purchase price equal to 100% of the principal amount plus accrued interest.

        We cannot give any assurances that we will have sufficient funds available for any required repurchases under the credit agreement or the convertible subordinated notes if we experience a change of control. In addition, under the covenants governing our credit agreement, we are not permitted to repurchase the convertible subordinated notes for cash.

If provisions in our corporate documents and Delaware law delay or prevent a change of control of our company, we may be unable to consummate a transaction that our stockholders consider favorable.

        Our certificate of incorporation and by-laws may discourage, delay, or prevent a merger or acquisition involving us that our stockholders may consider favorable by:

  •
  authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

  •
  providing for a classified board of directors, with staggered three-year terms; and

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings.

        Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. See "Description of Capital Stock."

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

SELLING STOCKHOLDERS

        The following table sets forth information as of December 31, 2003 with respect to common stock beneficially owned by the selling stockholders.

	Shares Beneficially Owned Prior to Offering (a)			Shares Beneficially Owned After Offering (a)
Name	Number	Percent (b)	Number of Shares Offered	Number	Percent (b)
Forstmann Little & Co. Equity Partnership-V, L.P. (c)	26,911,990	27.3%	13,416,696	13,495,294	13.7%
Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P. (c)	19,222,748	19.5%	9,583,304	9,639,444	9.8%
Management and other stockholders (d)	—	—	—	—	—

(a)
For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(b)
Percentage ownership calculations are based on 98,681,983 shares of common stock outstanding as of December 31, 2003.

(c)
The general partner of Forstmann Little & Co. Equity Partnership-V, L.P., a Delaware limited partnership, or Equity-V, is FLC XXX Partnership, L.P., a New York limited partnership of which Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister and Winston W. Hutchins are general partners. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership VI, L.P., a Delaware limited partnership, or MBO-VI, is FLC XXIX Partnership, L.P., a New York limited partnership of which Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls and Gordon A. Holmes are general partners. Accordingly, each of these individuals, other than Mr. Lister, Ms. Nicholls and Mr. Holmes, with respect to MBO-VI, for the reasons described below, may be deemed the beneficial owners of shares owned by MBO-VI and Equity-V. Mr. Lister, Ms. Nicholls and Mr. Holmes, with respect to MBO-VI, do not have any voting or investment power with respect to, or any economic interest in, the shares of common stock of the company held by MBO-VI or Equity-V; and, accordingly, Mr. Lister, Ms. Nicholls and Mr. Holmes are not deemed to be the beneficial owners of these shares. Theodore J. Forstmann, Sandra J. Horbach and Thomas H. Lister are directors of Community Health Systems. Theodore J. Forstmann and J. Anthony Forstmann are brothers. Messrs. Frey and Miles are members of the Forstmann Little Advisory Board and, as such, have economic interests in the Forstmann Little partnerships. FLC XXX Partnership is a limited partner of Equity-V. Each of Messrs. J. Anthony Forstmann and Michael A. Miles is a special limited partner in one of the Forstmann Little partnerships. None of the other limited partners in each of MBO-VI and Equity-V is otherwise affiliated with Community Health Systems. The address of Equity-V and MBO-VI is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

(d)
Prior to effectiveness of the registration statement of which this prospectus is a part, the number of shares offered by the prospectus may be increased by shares offered by some members of our management and other stockholders pursuant to their existing registration rights.

DESCRIPTION OF CAPITAL STOCK

Overview

        Our authorized capital stock consists of 300,000,000 shares of common stock, $.01 par value per share, and 100,000,000 shares of preferred stock, $.01 par value per share.

        As of December 31, 2003, there were 98,681,983 shares of common stock outstanding and no shares of preferred stock outstanding.

        The Forstmann Little partnerships and our management together beneficially own approximately 49% of the outstanding common stock, or 45% on a fully diluted basis. Assuming that all of the shares covered by this prospectus are sold, the Forstmann Little partnerships and our management together will beneficially own approximately 27% of our outstanding common stock, or 24% on a fully diluted basis. Accordingly, so long as the Forstmann Little partnerships and our management own a substantial interest in us, they will collectively have significant influence in:

  •
  electing our entire board of directors;

  •
  controlling our management and policies;

  •
  determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets;

  •
  preventing or causing a change of control; and

  •
  amending our certificate of incorporation and by-laws.

The interests of the Forstmann Little Partnerships and management may conflict with the interests of the other holders of our common stock.

        The Forstmann Little partnerships have a contractual right to cause us to nominate two directors until such time as they no longer own any of our shares of common stock.

        The following summary contains material information relating to provisions of our common stock, preferred stock, certificate of incorporation and by-laws, is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws which are publicly available through the SEC's public reference room and/or Internet website. See "Additional Information."

Common Stock

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of all of our liabilities and the payment of any required amounts to the holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares sold in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that may designate and issue in the future.

Preferred Stock

        Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 100,000,000 shares of preferred stock, and to issue such shares of preferred stock. Each class or series of preferred stock will cover such number of shares and will have such preferences, voting powers, qualifications and special or relative rights or privileges as is determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights, and redemption rights.

        The purpose of authorizing the board of directors to establish preferred stock is to eliminate delays associated with a stockholders vote on the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of our company at a price which many stockholders find attractive. These provisions could also make it more difficult for our stockholders to effect certain corporate actions, including the election of directors. We have no present plans to issue any shares of preferred stock.

Limitation on liability and indemnification matters

        Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases, or redemptions; and

  •
  for any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation and by-laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which such persons may be entitled.

        In addition, we maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

        We have entered into indemnification agreements with our directors and executive officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers, advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and obtain directors' and officers' liability insurance.

        At present there is no pending litigation or proceeding involving any director or officer, as to which indemnification is required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Anti-takeover effects of our certificate of incorporation and by-laws and provisions of Delaware law

        A number of provisions in our certificate of incorporation, by-laws and Delaware law may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

  •
  enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

  •
  discourage certain types of transactions which may involve an actual or threatened change of control of our company;

  •
  discourage certain tactics that may be used in proxy fights; and

  •
  encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

        Staggered board.    Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our certificate of incorporation and by-laws also provide that the board of directors is divided into three classes. The members of each class of directors serve for staggered three-year terms. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, by the sole remaining director, or by the stockholders if the vacancy was caused by removal of the director by the stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

        Advance notice procedures for stockholder proposals and director nominations.    Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

        Stockholder action by written consent.    Our by-laws provide that stockholders may take action by written consent.

        Preferred stock.    The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, may among other things, discourage, delay, defer, or prevent a change of control of the company.

        Authorized but unissued shares of common stock.    The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        We have opted out of Section 203 of the Delaware General Corporation Law.    Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Because we have opted out in the manner permitted under Delaware law, the restrictions of this provision will not apply to us.

PLAN OF DISTRIBUTION

        We are registering all of the shares of common stock covered by this prospectus on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees, pledges, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

        The selling stockholders may sell the common stock being offered by this prospectus in one or more of the following ways from time to time:

  •
  to underwriters for resale to the public or to institutional investors;

  •
  directly to institutional investors; or

  •
  through agents to the public or to institutional investors.

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the common stock on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the common stock by the selling stockholders may also be effected through the issuance by the selling stockholders or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

        In addition, the selling stockholders may sell some or all of the shares of common stock covered by this prospectus through:

  •
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  •
  privately negotiated transactions.

        The selling stockholders may also enter into hedging transactions. For example, the selling stockholders may:

  •
  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

  •
  sell common stock short itself and redeliver such shares to close out its short positions;

  •
  enter into options or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

  •
  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        The selling stockholders may negotiate and pay broker-dealers' commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. The selling stockholders and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. We have informed the selling stockholders of their obligation to comply with the provisions of the Exchange Act and the rules under the Exchange Act relating to stock manipulation, particularly Regulation M.

        In addition to selling its common stock under this prospectus, the selling stockholders may:

  •
  agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

  •
  transfer its common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

  •
  sell its common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

  •
  sell its common stock by any other legally available means.

        To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, the specific terms of any underwriting or other agreement and any applicable commissions, discounts or concessions with respect to a particular offering will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. In addition, upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

        Pursuant to the terms of a registration rights agreement among us and the selling stockholders, we have agreed to pay all expenses relating to the registration of the shares covered by this prospectus under the Securities Act, including all registration and filing fees, printing expenses, fees and expenses of our counsel and accountants, and fees and expenses of counsel to the selling stockholders. The selling stockholders will pay the underwriting discounts and commissions, if any, relating to the sale of the shares. The registration rights agreement also provides that we will indemnify the selling stockholders, persons affiliated with them, and any participating underwriters against specific liabilities to which they may become subject in connection with the offering and sale of the shares contemplated by this prospectus.

LEGAL MATTERS

        The validity of the shares of common stock covered by this prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP has in the past provided, and may continue to provide, legal services to Forstmann Little and its affiliates.

EXPERTS

        Our consolidated financial statements as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 and the related consolidated financial statement schedule, which have been incorporated by reference in this prospectus, have been audited by Deloitte and Touche LLP, independent auditors, as stated in their reports (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company changing its method of accounting for goodwill and other intangible assets by adopting certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses expected to be incurred in connection with this registration statement and the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registrant fee are estimated.

Securities and Exchange Commission registration fee		$56,769.96
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Certificate of Incorporation and By-Laws provide that the directors and officers of the Registrant shall be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Registrant, except with respect to any matter that such director or officer has been adjudicated not to have acted in good faith or in the reasonable belief that his action was in the best interests of the Registrant.

        The Registrant has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Certificate of Incorporation and By-Laws. These agreements, among other things, indemnify directors and officers of the Registrant to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Registrant or an affiliate of the Registrant.

        Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) Exhibits

The following exhibits are filed with this registration statement.

No.		Description
2.1		Agreement and Plan of Merger between the Registrant, FLCH Acquisition Corp. and Community Health Systems, Inc. (now known as CHS/Community Health Systems, Inc.), dated June 9, 1996 (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-1 (No. 333-37190)).
4.1		Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (No. 333-37190)).
5.1	*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.
23.1		Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).
23.2		Consent of Deloitte & Touche LLP.
24.1		Power of Attorney (included on signature page).

*
To be filed by amendment.

ITEM 17. UNDERTAKINGS

        The Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (6)
  The undersigned Registrant hereby undertakes that:

  (a)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (b)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 22nd day of January, 2004.

COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ WAYNE T. SMITH Wayne T. Smith Chairman of the Board, President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sandra J. Horbach, Wayne T. Smith and W. Larry Cash his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments and a registration statement registering additional securities pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WAYNE T. SMITH Wayne T. Smith	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	January 22, 2004
/s/ W. LARRY CASH W. Larry Cash	Executive Vice President, Chief Financial Officer and Director (principal financial officer)	January 22, 2004
/s/ T. MARK BUFORD T. Mark Buford	Vice President and Corporate Controller (principal accounting officer)	January 22, 2004
/s/ JOHN A. CLERICO John A. Clerico	Director	January 22, 2004
/s/ ROBERT J. DOLE Robert J. Dole	Director	January 22, 2004

/s/ J. ANTHONY FORSTMANN J. Anthony Forstmann	Director	January 22, 2004
/s/ THEODORE J. FORSTMANN Theodore J. Forstmann	Director	January 22, 2004
/s/ DALE F. FREY Dale F. Frey	Director	January 22, 2004
/s/ SANDRA J. HORBACH Sandra J. Horbach	Director	January 22, 2004
/s/ HARVEY KLEIN, M.D. Harvey Klein, M.D.	Director	January 22, 2004
/s/ THOMAS H. LISTER Thomas H. Lister	Director	January 22, 2004
Michael A. Miles	Director	January , 2004

EXHIBIT INDEX

No.	Description
2.1	Agreement and Plan of Merger between the Registrant, FLCH Acquisition Corp. and Community Health Systems, Inc. (now known as CHS/Community Health Systems, Inc.), dated June 9, 1996 (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-1 (No. 333-37190)).
4.1	Form of Common Stock Certificate incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-1 (No. 333-37190)).
5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.
23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included on signature page).

*
To be filed by amendment.

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TABLE OF CONTENTS
ADDITIONAL INFORMATION
Investor Relations Community Health Systems, Inc. 155 Franklin Road, Suite 400 Brentwood, Tennessee 37027-4600 (615) 373-9600
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
COMMUNITY HEALTH SYSTEMS Overview of Our Company
Our Business Strategy
Recent Developments
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX